                                                                      Exhibit 11
                           FIRST COMMONWEALTH, INC.
          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                                  (Unaudited)

                                                                                      Earnings Per Share
                                                            -----------------------------------------------------------------------
                                                              For the three months ended:              For the nine months ended:
                                                            -------------------------------          ------------------------------
                                                            September 30,     September 30,          September 30,    September 30,
                                                            -------------     -------------          -------------    -------------
                                                                1997              1996                   1997             1996
                                                                ----              ----                   ----             ----
Weighted average common shares outstanding (1) (2)            3,615,996         3,551,811              3,612,874        3,428,852

Additional common share equivalents related to stock
 options assumed to be exercised in accordance with the
 treasury stock method (3) (4) (5)                              120,012           131,167                120,012          135,979
                                                              ---------         ---------             ----------       ----------

Total weighted average common and equivalent
 shares outstanding                                           3,736,008         3,682,978              3,732,886        3,564,831
                                                              =========         =========             ==========       ==========

Net income                                                    $ 882,000         $ 667,000             $2,440,000       $2,034,000
                                                              =========         =========             ==========       ==========

Earnings per share - Primary                                  $    0.24         $    0.18             $     0.65       $     0.57
                                                              =========         =========             ==========       ==========

Earnings per share - Fully diluted                            $    0.24         $    0.18             $     0.65       $     0.57
                                                              =========         =========             ==========       ==========


NOTES

(1) Amount computed for purposes of presenting fully diluted earnings per share is the same as this amount.

(2) Includes new shares issued based on the acquisition of Smileage Dental Services for 231,399 shares on July 18, 1996.

(3) Options with an exercise price less than the fair value of common stock during the period presented are assumed to have been exercised with the proceeds from the exercise, including tax benefits assumed to have been realized, being used to purchase treasury shares. The repurchase of treasury shares is assumed to be at the average market price for purposes of computing primary earnings per share and the ending market price for purposes of computing fully diluted earnings per share.

(4) Average and ending fair market values are determined by reference to the price and date upon which stock options are granted. All such options are granted at the fair value on the date of the grant.

     These prices at the end of each quarter are as follows:


                Period Ended              1997             1996
                ------------              ----             ----
                  31-March               $14.75           $25.75
                  30-June                $18.50           $27.88
                  30-Sept                $15.00           $22.25
                  31-Dec                                  $19.50

(5) The additional share equivalents related to stock options for purposes of fully diluted earnings per share for the three months are 120,012 and 131,167, at September 30, 1997, and 1996 respectively, and for the nine months are 120,012 and 135,979 at September 30, 1997, and 1996 respectively.